Exhibit 99.1

Contact:	Joanne Ferrara, Investor Relations
631-773-5813
joanne.ferrara@falconstor.com

FalconStor Announces Resolution of Government Investigations

MELVILLE, N.Y., June 27, 2012—FalconStor Software, Inc. (NASDAQ: FALC), a leader in disk-based data protection solutions, announced today that it has reached settlements with the United States Attorney’s Office for the Eastern District of New York (USAO) and the Securities and Exchange Commission (SEC). These parallel settlements resolve the government’s investigations into improper payments made to a FalconStor customer. The agreed-upon payments to settle these investigations total $5.8 million, for which the Company has previously reserved within its consolidated financial statements.

The Company entered into a Deferred Prosecution Agreement (DPA) with the USAO.  Under the DPA, the USAO agrees that it will defer prosecution of the Company in connection with the matter, and ultimately not prosecute the Company if the Company satisfies its obligations during the 18 month term of the DPA.  The DPA acknowledges the remedial actions taken by the Company in response to its discovery of the improper payments and does not require the Company to make any additional control or compliance changes.  Under the DPA, the Company will forfeit $2.9 million over eighteen months, of the $5.8 million combined settlement payments.

The Company agreed with the SEC to the entry of a Consent Judgment (CJ) to settle a civil action filed by the SEC.  Pursuant to the CJ, the Company agreed not to violate the anti-fraud and registration provisions of Sections 17(a)(2), 5(a) and 5(c) of the Securities Act of 1933, and the books and records provisions of Sections 13(b)(2)(A) and 13(b)(2)(B) of the Securities Exchange Act of 1934.  The Company further agreed to pay a civil penalty of $2.9 million to the SEC, of the $5.8 million combined settlement payments.

Jim McNiel, president and CEO of FalconStor said, "We are pleased to resolve these investigations.  Since the commencement of these investigations in 2010, we have cooperated fully with the SEC and the United States Attorney’s Office and we also conducted our own rigorous, independent investigation. The acts which resulted in these settlements are contrary to our core values, our policies and our expectations for ethical behavior. We have further strengthened the compliance culture within the company by making improvements and enhancements to our compliance program.”

About FalconStor

FalconStor Software, Inc. (NASDAQ: FALC) is a market leader in disk-based data protection. The company’s mission is to transform traditional backup and disaster recovery (DR) into next-generation service-oriented data protection. Built upon an award-winning platform, FalconStor solutions deliver disk-based backup, continuous data protection, WAN-optimized replication and DR automation. FalconStor solutions are available through a worldwide network of partners, including solution providers, top-tier strategic partners and major OEMs. Thousands of customers worldwide, from small businesses to Fortune 100 enterprises, entrust their data to FalconStor solutions. FalconStor maintains headquarters in Melville, N.Y., and offices throughout Europe and the Asia Pacific region. For more information, visit www.falconstor.com or call 1-866-NOW-FALC (866-669-3252).

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This press release includes forward-looking statements that involve risk and uncertainties that could cause actual results to differ materially from the forward-looking statements. These risks and uncertainties include: delays in product development; market acceptance of FalconStor’s products and services; technological change in the data protection industry; competition in the data protection market; results and costs associated with governmental investigations; intellectual property issues; and other risk factors discussed in FalconStor’s reports on Forms 10-K, 10-Q and other reports filed with the Securities and Exchange Commission.

FalconStor and FalconStor Software are registered trademarks of FalconStor Software, Inc. in the US and other countries. All other company and product names contained herein may be trademarks of their respective holders.